EXHIBIT 99.1


FOR IMMEDIATE RELEASE                CONTACT: Dean Oakey -- Financial Inquiries
March 6, 2007                                 213-253-2282
                                              Karen Strickholm - Press Inquiries
                                              505-988-4401
                                              strickholmcompany@msn.com


                       NEW MOTION, INC. PARENT MPLC, INC.
                     CLOSES ON $10,000,000 PRIVATE PLACEMENT

                 LATEST INVESTMENT BRINGS TOTAL TO $20,000,000;
                          REVERSE STOCK SPLIT IN WORKS


IRVINE, CA -- MPLC, Inc. ("MPLC") (OTCBB: MPNC), the publicly traded parent company of digital entertainment company New Motion, Inc., announced today that it has closed a private placement, raising gross proceeds of $10,000,000. This investment enables the two year old company to continue to grow organically and participate in the rapidly consolidating mobile entertainment marketplace.

In the placement, MPLC sold approximately 8,334 shares of its Series D Preferred Stock which are convertible into an aggregate of approximately 500,040,000 shares of its Common Stock. This results in an effective price per share of Common Stock of approximately $.02.


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MPLC's  board has also  authorized  a 300 for 1 reverse  stock  split to go into effect in the next 30 to 60 days. Following the completion of the 300 for 1 reverse stock-split, MPLC estimates that it will have approximately 11,680,488 shares of Common Stock outstanding. Calculations are that shares of Series D
Preferred   Stock  sold  in  the  offering  will   automatically   convert  into
approximately 1,666,800 shares of MPLC Common Stock, resulting in an effective price per share of Common Stock of approximately $6.00 on a post reverse stock-split basis. Shares of Series A, Series B and Series C Preferred Stock will automatically convert into a total of approximately 9,763,688 shares of MPLC Common Stock. The currently outstanding shares of MPLC Common Stock will be reduced from 75,000,000 shares to approximately 250,000 shares. For a more complete discussion of the currently planed reverse-split and the capital structure of MPLC, please refer to MPLC's public filings and specifically the Form 8-K dated February 12, 2007.

"We are excited about the completion of the Series D private placement. This completes a series of transactions whereby we have acquired and financed New Motion, Inc., a consumer digital entertainment company that is now well positioned to take advantage of projected growth in the mobile entertainment market," said Burton Katz, chief executive officer of MPLC and New Motion, Inc. "The $20 million in gross proceeds we recently raised in the combined Series A, B and D offerings, along with the assets recently acquired from Mobliss, provide us with the capital, platform and technology necessary to execute our strategy and leverage the growing trend of consumers who use their mobile devices to interact with media services on the Internet."


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Sanders  Morris  Harris,  Inc.  acted as  advisor  to New  Motion,  Inc.  on the
$10,000,000 private placement. Please contact Dean Oakey at 213-253-2282 for more information.

ABOUT MPLC, INC. AND NEW MOTION, INC.

MPLC, Inc. operates through its wholly owned subsidiary, New Motion, Inc. New Motion is a digital entertainment company providing a broad range of digital and mobile products and services to consumers. New Motion combines the power of the Internet, the latest in mobile technology, and traditional marketing / advertising methodologies in their brands: MobileSidewalk(TM), one of the largest U.S. based mobile entertainment companies, RingtoneChannel, a mobile storefront provider, Bid4Prizes, a low-bid mobile auction game, and GatorArcade, an online and mobile game site. Headed by a seasoned team of Internet, new media, entertainment and technology professionals, New Motion was founded in 2005 and is headquartered in Irvine, California with a branch office in Los Angeles. WIRED MAGAZINE recently declared New Motion's mobile content capabilities a "rival to those of their mainstream-media counterparts," WIRELESS BUSINESS FORECAST named New Motion "a company to watch," and RCR WIRELESS NEWS noted that New Motion is "gaining traction in the direct-to-consumer ring." For more information, please visit www.newmotioninc.com.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MPLC and New Motion. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MPLC's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which New Motion engaged; demand for the products and services that New Motion provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in MPLC's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MPLC assumes no obligation to update the information contained in this press release.

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